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Exhibit 99.2

[FILE STAMP]

IN THE UNITED STATES DISTRICT
FOR THE DISTRICT OF COLORADO

Civil Action No.    04-Z-2179 (OES)

Securities and Exchange Commission,

      Plaintiff,

    v.

Qwest Communications International Inc.,

      Defendant.

COMPLAINT

        Plaintiff Securities and Exchange Commission ("Commission") for its complaint alleges as follows:

I.    SUMMARY

1)
From at least the second quarter ended June 30, 1999, and continuing through the first quarter ended March 31, 2002, Qwest Communications International Inc. ("Qwest") engaged in a massive financial fraud designed to mislead the investing public about its revenue and growth. In annual, quarterly, and current reports, in registration statements that incorporated Qwest's financial statements, and in other public statements, including earnings releases and investor calls, Qwest made numerous false and misleading statements about its financial condition.

2)
Qwest fraudulently recognized approximately $3.8 billion of spurious revenue, and fraudulently excluded $231 million in expenses. The fraudulent scheme, approved and directed by Qwest's senior management and implemented by numerous other managers and employees, was orchestrated to meet the company's outrageously optimistic revenue projections, artificially inflate Qwest's stock price, and falsely present Qwest as a "new technology" company with enormous earnings growth and potential.

3)
In addition, Qwest's lack of internal controls and inadequate books and records resulted in numerous other accounting errors during the same period, including a $56 million overstatement in operator services revenue, $200 million in improper capitalized costs associated with its design service centers, and a total of $850 million understatement of expenses in accounting for its merger with US West, Inc. and in certain restructuring charges.

4)
Qwest also made false or misleading statements about Qwest's network, strategic relationships, and executive compensation.

5)
Further, Qwest failed to disclose a related party transaction and sales of unregistered securities.

6)
Qwest stock, which had risen to a post-merger high of $55 per share in July 2000, plummeted to a low of $1.11 per share in August 2002 as the company announced that it intended to restate revenues and the fraudulent scheme began to unravel. Qwest's market capitalization plunged from a high of $91 billion to a low of $1.9 billion, a 98 percent decline, for the same time period.

7)
As a result of this conduct, Qwest, directly and indirectly, has engaged in, and unless restrained and enjoined by this Court, will in the future engage in, transactions, acts, practices, and courses of business that violate Sections 5(a), 5(c), and 17(a) of the Securities Act of 1933 ("Securities Act"), 15 U.S.C. §§ 77e(a), 77e(c), and 77q(a), and Sections 10(b), 13(a), l3(b)(2), and 14(a) of the

  Securities Exchange Act of 1934 ("Exchange Act"), 15 U.S.C. §§ 78j(b), 78m(a), 78m(b)(2), and 78n(a), and Rules 10b-5, 12b-20, 13a-1, 13a-11, 13a-13, 13b2-1, 14a-3, and 14a-9 thereunder, 17 C.F.R. §§ 240.l0b-5, 240.12b-20, 240.13a-1, 240.13a-11, 240.13a-13, 240.13b2-1, 240.14a-3, and 240.14a-9.

8)
The Commission brings this action pursuant to the authority conferred upon it by Section 20(b) of the Securities Act, 15 U.S.C. § 77t(b), and Section 21(d) and (e) of the Exchange Act, 15 U.S.C. § 78u(d) and (e), for an order permanently restraining and enjoining Qwest and granting other equitable relief.

9)
The Commission seeks an order requiring Qwest to pay civil penalties pursuant to Section 20(d) of the Securities Act, 15 U.S.C. § 77t(d), and Section 21(d)(3) of the Exchange Act, 15 U.S.C. § 78u(d)(3), and to disgorge all ill-gotten gains, including postjudgment interest.

II.    JURISDICTION AND VENUE

10)
This Court has jurisdiction over this action pursuant to Section 22(a) of the Securities Act, 15 U.S.C. § 77v(a), and Sections 21(e) and 27 of the Exchange Act, 15 U.S.C. §§ 78u(e) and 78aa. Venue lies in this Court pursuant to Section 22(a) of the Securities Act, 15 U.S.C. § 77v(a), and Section 27 of the Exchange Act, 15 U.S.C. § 78aa.

11)
In connection with the transactions, acts, practices, and courses of business described in this Complaint, Qwest, directly and indirectly, has made use of the means or instrumentalities of interstate commerce, of the mails, and/or of the means and instruments of transportation or communication in interstate commerce.

12)
Qwest does business in and has its corporate headquarters in this judicial district. Moreover, certain of the transactions, acts, practices and courses of business constituting the violations of law alleged herein occurred within this district.

III.    DEFENDANT

13)
QWEST COMMUNICATIONS INTERNATIONAL INC. is one of the largest telecommunications and Internet services companies in the United States. Qwest is also the fourth largest long distance telephone service provider in the United States and provides local telephone service to millions of customers in 14 states. Qwest maintains its corporate headquarters in Denver, Colorado.

14)
Qwest's common stock is registered with the Commission pursuant to Exchange Act Section 12(b) and trades on the New York Stock Exchange. Qwest files annual, quarterly, and current reports with the Commission on Forms 10-K, Forms 10-Q, and Forms 8-K, respectively, and its fiscal year end is December 31. Prior to its merger with US West in June 2000, Qwest common stock traded on Nasdaq. In 1999, 2000, and 2002, Qwest issued approximately $6.3 billion in debt.

15)
Qwest's financial statements were audited by Arthur Andersen LLP for Qwest's fiscal years ended December 31, 1999, 2000, and 2001.

16)
Qwest also registered exchange offerings by filing Forms S-4 with the Commission on January 17, 2001, July 12, 2001, and October 30, 2001. Moreover, on December 5, 2001, April 30, 2002, and June 28, 2002, Qwest filed Forms S-8 registration of securities to be offered to employees in employee benefit plans. On October 31, 2001, November 5, 2001, November 15, 2001, and December 4, 2001, Qwest filed Form SC TO-I and Form SC TO-I/A, tender offer statements by issuer for securities to be offered to eligible employees. These filings incorporated by reference Qwest's annual, quarterly, and current reports.

IV.    FACTS

17)
Qwest was a wholly-owned subsidiary of the Anschutz Company until its initial public offering on June 23, 1997. Qwest, before its merger with US West, claimed to be a leader in the telecommunications industry and in the construction of a global fiber-optic network. A fiber-optic network is a series of cables containing strands of pure glass, which allow the transmission of data between any two connected points using beams of light. Qwest constructed its network within the United States by laying cable underground along rights of way acquired from landowners across the country.

18)
Because of the huge costs involved in constructing a fiber-optic network, Qwest intended to recoup its costs by building for others at the same time it built for itself. Therefore, during the construction process, Qwest contracted to sell portions of the fiber-optic network to other telecommunications companies and Qwest used the proceeds of those sales to finance the cost of construction.

19)
Typically, each cable contained at least 96 strands of fiber. With respect to fiscal years 1997 and 1998, Qwest disclosed in Commission filings that it intended to use 48 of the fiber strands for its own use and to sell the remaining strands. By 1999, Qwest purportedly recouped 90 percent of the costs of construction through revenue generated from sales of the network to competitors.

20)
In June 1998, Qwest purchased LCI International, Inc., a provider of long distance telephone services. At the same time, Qwest heralded the anticipated completion of its network construction by mid-1999 and focused on changing from a construction company to a provider of communications services, with an emphasis on data and Internet services. Qwest stated in press releases and filings with the Commission between 1998 and 1999 that its one-time sales of capacity used to reduce the company's construction costs were diminishing and its recurring services revenues was increasing.

21)
Qwest entered into a merger agreement with US West on July 18, 1999, pursuant to which US West was merged with and into Qwest. The merger was to be completed on June 30, 2000, with Qwest being the surviving company. Qwest would account for the merger as a reverse acquisition under the purchase method of accounting with US West being the accounting acquiror.

22)
The merger agreement required Qwest to issue $69 worth of its common stock for each share of US West stock, with a "collar" provision requiring Qwest stock to trade between $28.26 and $39.90 per share. US West had the option to terminate the merger agreement if the average price of Qwest stock was below $22 per share or the closing price was below $22 per share for 20 consecutive trading days.

23)
By August 9, 1999, Qwest's stock price had dropped from $34 to $26 per share shortly after the merger announcement. Qwest senior management exerted extreme pressure upon other officers and managers and demanded that, through the use of one-time sales or other means, they meet earnings projections in order to prevent any further drop in the price of Qwest stock.

24)
By June 2000, Qwest stock was trading above $50 per share. Qwest was able to acquire US West by using Qwest's common stock, a currency that turned out to be significantly inflated by the false and misleading statements as detailed in this Complaint.

25)
After the merger, the management of pre-merger Qwest, including its chief executive officer and co-chairman of the board of directors ("CEO"), chief operating officer and president ("COO"), and chief financial officer ("CFO"), controlled the surviving company.

26)
Qwest promoted itself to analysts and the investing public as a progressive, new generation technology company with enormous growth potential not to be compared with the old-style telephone company which had been US West.

  A.
  Senior Management Consistently Projected Double-Digit Earnings Growth and Created an Addiction to Non-Recurring Revenue to Meet Financial Targets

27)
Qwest's CEO publicly predicted double-digit revenue growth every quarter, both prior to and after the completion of the merger with US West. Other Qwest senior management authorized public projections by Qwest, which set ambitious earnings and revenue targets that included significant earnings growth on an annual and quarterly basis.

28)
In 1999 and 2000, it became apparent to Qwest senior management that the revenue generated by selling services on its network was not increasing as Qwest had projected. In fact, Qwest senior management knew by 1999 that Qwest's recurring service revenue and earnings showed only modest growth. Among other things, Qwest encountered increased competition from long distance providers and steep declines in demand for Internet services. Also, other major fiber-optic network providers had flooded the market with capacity by forming their own networks. Further, as a result of rapid technological advances, the transmission capacity of new and existing fiber-optic networks substantially increased.

29)
For example, by 1999 each strand of fiber that Qwest had built could carry 256 times more capacity than when it was originally installed. As the technology advanced and capacity increased, the price at which Qwest could sell its excess fiber-optic capacity declined dramatically. Thus, meeting Wall Street growth expectations and Qwest's own public predictions of earnings growth became increasingly difficult.

30)
Notwithstanding these declines in the market, Qwest senior management publicly claimed that Qwest would continue its pattern of dramatic revenue increases because of a "flight to quality" which customers would make from competitors to Qwest. Qwest senior management exerted extraordinary pressure on their subordinate managers and employees to meet or exceed the publicly announced revenue projections. Senior management set aggressive revenue targets for each business unit and ordered managers and employees to meet them.

31)
Qwest senior management ensured that company and business unit projections were met by paying bonuses to management and employees only for periods when they achieved the targeted revenue. Qwest senior management thereby created a culture in which performance was measured exclusively by the numbers. Accounting rules, policies, or controls that interfered with meeting revenue targets were stretched or ignored outright, creating an environment of fraud.

32)
Indeed, this focus on measuring performance by the numbers was recognized by one Qwest board member who wrote to another Qwest board member in October 2001: "In my opinion there are well known consequences for not making the numbers but no clear consequences for cutting comers. Until the consequences are equal the behavior will not change."

33)
When Qwest management realized that it could not meet the projected growth in revenue through increases in recurring service revenue, senior management directed the sale of portions of the domestic fiber-optic network originally held for Qwest's own use by selling indefeasible rights of use ("IRUs"). An IRU is an irrevocable right to use a specific fiber strand or specific amount of fiber capacity for a specified time period.

34)
Qwest sold either raw fiber-optic cable ("dark fiber"), which did not include any optical equipment, or fiber capacity ("lit fiber"), which included the optical equipment necessary to activate the fiber and carry telecommunications traffic. Qwest sold both pieces of its network that it constructed as well as pieces of the network it acquired from third parties.

35)
Thus, to show revenue, Qwest began selling what the company had previously identified in Commission filings and press releases as its "principal asset."

36)
Additionally, Qwest senior management used capital equipment sales to generate additional revenue. Both IRUs and equipment sales were referred to internally as "one hit wonders." In both cases, Qwest inappropriately recognized revenue upfront rather than ratably over the life of the contract.

37)
Unlike recurring service revenue that produced a predictable amount of revenue for future quarters, revenue from IRUs and equipment sales started at zero each quarter and had no guarantee of recurrence. Indeed, the investment community generally discounted non-recurring revenue when analyzing telecommunications companies; however, neither analysts nor investors were informed about the magnitude of Qwest's reliance on IRUs and equipment sales. Instead, the investment community was misled by Qwest to believe that Qwest's remarkable growth stemmed primarily from Qwest's recurring service revenue, and Qwest's stock price rose on that misinformation.

38)
Qwest's need for one-time transactions to fill the gap between actual recurring revenue and publicly projected revenue targets was likened by many Qwest employees to an "addiction," with the non-recurring IRU and equipment sale transactions being referred to as Qwest's "heroin." Qwest understood that, like a drug addiction, Qwest's need for greater amounts of one-time revenue increased each quarter as Qwest's senior management continued to project significant year-over-year and quarter-over-quarter revenue growth.

39)
In a July 31, 2001 email between two Qwest senior finance executives regarding "IRU overview," one executive explained to the other that "I sense that the general feeling… is that IRUs were originally meant as gap fillers for quarterly targets. They have since become main products and a major source of making revenue targets." The executive cautions: "The[y] are not look[ed] at as long term sustainable products to enhance… Qwest's overall business plan…."

40)
In other emails in May 2001, Qwest's COO informed a top sales executive that the company needs "a ton of one time items to make the quarter." The sales executive responded that "IRUs are becoming extremely difficult to do" and recommended that the company "reset expectations and put the best face on to wall street that we can." The COO rejected a reset.

41)
Qwest's plan each quarter was to decrease its dependence on non-recurring revenue and grow the service business, thereby "kicking" its addiction before the investing public ever even knew it existed. Qwest, however, was unable to make its publicly proclaimed numbers through recurring service revenue, and therefore continually relied on IRU transactions and equipment sales in the waning days and hours of each quarter, thereby perpetuating its addiction.

42)
For example, in the last three days of the first quarter of 2001, Qwest executed IRU agreements representing sales in excess of $280 million. Qwest recorded upfront revenue of $198 million from these sales, which accounted for 50 percent of Qwest's total IRU revenue for the quarter. At the same time, Qwest entered into equipment sales for that quarter and recorded upfront revenue of $65 million. Qwest reported revenue for the first quarter ended March 31, 2001 of $5.051 billion, exactly meeting Wall Street's consensus estimate.

43)
Similarly, in the last three days of the second quarter of 2001, Qwest executed IRU agreements representing sales in excess of $495 million. Qwest recorded upfront revenue of $397 million from these sales, or 96 percent of the total IRU sales for the quarter. Also in the waning days of the second quarter of 2001, Qwest recorded upfront revenue from equipment sales of $116 million. Qwest reported revenue for the second quarter ended June 30, 2001 of $5.2 billion, exactly meeting Wall Street's consensus estimate.

    1.
    Qwest Concealed Its Non-Recurring Revenue in Misleading Disclosure about Operating Segments and Business Units

44)
Prior to the merger with US West, in annual and quarterly reports through March 31, 2000, and after the merger, in annual reports for the years ended December 31, 2000 and 2001, and in quarterly reports through March 31, 2002, Qwest crafted false and misleading disclosures regarding the operations of its business units.

45)
From third quarter 2000 forward, Qwest reported in its annual report on Form 10-K for 2000, that its business segments consisted of (1) retail services, (2) wholesale services, (3) network services, and (4) directory services. These segments were used by US West prior to the merger.

46)
GAAP and Commission guidance require an issuer to make disclosures based upon management's view of the company's operations. Disclosures should be made to enable investors to view the company from the position of the chief operating decision maker ("CODM") and to view the operating results and financial performance in the same manner viewed by senior management.

47)
Although the segments Qwest used may have been appropriate for pre-merger US West, Qwest's CODM viewed operations by type of service provided, including data, Internet services, voice, wireless, and publishing. Moreover, Qwest's CODM tracked non-recurring revenue by breaking out IRUs and equipment sales. None of this information, however, was disclosed.

48)
Qwest's failure in its public disclosures to break out segments and revenue in the same manner it viewed the company internally hid Qwest's addiction to non-recurring revenue. For purposes of its earnings releases and the Management's Discussion and Analysis ("MD&A") portion of its Commission filings, Qwest improperly characterized non-recurring revenue as service revenue, and "data and Internet service revenues" in particular. Qwest's non-recurring revenue was included primarily in the wholesale services segment, and to a lesser extent, the retail services segment. Qwest, therefore, falsely represented itself as a fast growing technology company emphasizing its broadband Internet-based services, masking the modest growth of Qwest's telecommunications services business.

49)
By crafting its segment reporting to hide its non-recurring revenue, Qwest hid from the investing public its dependence on that revenue to meet growth targets, and the amount of network assets being ransacked and sold off to meet projections and expectations. Qwest's disclosures did not comply with GAAP and did not provide investors with the transparent and robust disclosures required by Commission rules and regulations that would allow investors to track the company's growth and the quality of its revenue.

  2.
  Qwest Misrepresented the Growth of its Business through False and Misleading Projections and Earnings Releases

50)
On July 27, 1999, shortly after announcing the intended merger with US West, Qwest issued its second quarter earnings release and Form 8-K. In its release, Qwest focused analysts and investors on Qwest's data and Internet services revenue, and stated "[d]ata and Internet services continued to be the company's fastest growing segment and again posted a 100 percent increase in revenues compared to the same quarter in 1998." Despite referring to "data and Internet services revenue" as a segment, Qwest did not report it as such in MD&A or disclose it in its financial statements filed with the Commission.

51)
Qwest's statements were false and misleading. The company failed to disclose that its recurring revenue derived from sales of IRUs and equipment—which analysts and investors did not expect or understand to be considered a "service."

52)
Indeed, non-recurring revenue made up 96 percent of Qwest's second quarter data and Internet services revenue, 192 percent of the growth in data and Internet services, and 19 percent of total revenue. Excluding non-recurring revenue, data and Internet services revenue actually declined 92 percent from the same quarter of the previous year.

53)
In fact, a few days before the second quarter release, and contrary to Qwest's public disclosures, Qwest's COO acknowledged the company's declining services revenue in an internal email: "Our revenues are way too flat and we can't mortgage our future every damn quarter by selling stupid IRUs." As it turned out, the COO's email was a harbinger of Qwest's conduct and its false and misleading statements between 1999 through 2001.

54)
On October 27, 1999, Qwest issued its third quarter earnings release and filed a Form 8-K announcing its "First Billion Dollar Revenue Quarter" and reporting a 26 percent increase in total revenue. Again focusing investors' attention to the revenue Qwest derived from selling services on its newly built network, Qwest claimed "Internet and data services continued to be the company's fastest growing segment" and "grew more than 200 percent."

55)
The investing public was not informed that non-recurring revenue made up 140 percent of Qwest's reported data and Internet services revenue, and 32 percent of total revenue. Excluding non-recurring revenue, total revenue actually declined 13 percent from the same quarter of the previous year.

56)
On February 2, 2000, Qwest announced earnings for the fiscal year ended December 31, 1999, and filed a Form 8-K stating data and Internet services revenues for the quarter "grew more than 200 percent" and "total revenue grew 34 percent." Further, Qwest's CFO projected revenue growth of 30 to 35 percent and earnings before interest, taxation, depreciation, and amortization ("EBITDA") growth of 40 to 50 percent in fiscal 2000 as compared to fiscal 1999, led by the demand for Qwest's data and Internet services. Qwest guided the investment community to value the company on a revenue and EBITDA basis.

57)
By the end of 1999, however, non-recurring revenue comprised 33 percent of total revenue for the fourth quarter, and 26 percent of Qwest's total revenue for the year. In reality, without inclusion of the non-recurring revenue, Qwest's fourth quarter total revenue declined nine percent from the same quarter of the previous year.

58)
At approximately the same time, and citing the material amount of Qwest's IRU revenue, Qwest's corporate accounting department drafted proposed disclosure language for the company's 1999 Form 10-K detailing the amount of IRU revenue. Qwest's CFO and CEO, however, rejected the language and refused to disclose any material information about non-recurring revenue in the 1999 Form 10-K filed on March 7, 2000.

59)
On April 19, 2000, Qwest announced its results for the first quarter ended March 31, 2000 in a release and Form 8-K. Qwest claimed that data and Internet services drove "record first quarter revenue of $1.22 billion," representing a "39 percent increase" from the first quarter of 1999. Again focusing investors on data and Internet services, the company stated, "Internet and data services revenues continued to grow as a significant part of Qwest's overall revenue mix."

60)
Qwest's CEO stressed "We continue to drive strong demand for our industry-leading portfolio of Internet and data services in the business marketplace." Qwest's CFO stated "We… expect continued strong revenue and EBITDA growth led by the demand for Qwest's Internet-based broadband applications and services." In reality, by the end of first quarter 2000, non-recurring revenue comprised 97 percent of data and Internet services revenue and 29 percent of total revenue. In fact, without non-recurring revenue, data and Internet services declined 92 percent from the same quarter of the prior year, and total revenue grew only 17 percent over the same quarter of the previous year.

61)
In its July 19, 2000, earnings release for the second quarter 2000, Qwest boasted that its quarterly revenue grew 46 percent over second quarter 1999 to $1.28 billion. Qwest stated that data and Internet services continued to drive the company's revenue growth, and grew more than 150 percent over the same quarter in the previous year.

62)
Qwest met its numbers, however, only through non-recurring revenue making up 86 percent of data and Internet services revenue and 29 percent of total revenue. Excluding non-recurring revenue, total revenue grew only 23 percent.

63)
Notwithstanding pleas by certain Qwest employees for senior management to "take the numbers down," i.e., reduce the growth projections after the US West merger, Qwest's CEO stated in the second quarter release that he expected Qwest would "generate compound annual growth rates of 15-17 percent revenue and 20 percent EBITDA through 2005."

64)
In September and October 2000, internal Qwest documents stated the "entire company needs a sense of urgency to meet numbers" and identified a revenue gap for the third quarter 2000 of at least $120 million. Internal documents further made clear that Qwest would rely on additional non-recurring IRUs and equipment sales to fill the gap and meet the projected targets.

65)
On October 24, 2000, Qwest released its earnings for the third quarter 2000, announcing that total revenue grew by 12.4 percent "driven by Internet and data services growth of more than 50 percent." Even after acquiring US West (thereby receiving a five-fold increase in revenue), however, the undisclosed truth was that non-recurring revenue made up 35 percent of data and Internet service revenue and eight percent of total revenue.

66)
On January 24, 2001, Qwest released a pro forma financial statement regarding earnings for the fourth quarter and year-end 2000. In the release, Qwest continued to highlight for investors the company's data and Internet services growth, stating that the segment increased by "almost 40 percent," and represented 70 percent of Qwest's total revenue growth in the quarter. Qwest stated total revenue grew by ten percent for the quarter and 14 percent for the year. Moreover, Qwest's CFO stated that Qwest "remained confident that [it] will achieve [its] financial commitments for 2001 of $21.3 to $21.7 billion in revenue and $8.5 to $8.7 billion in EBITDA."

67)
In preparing the first quarter 2001 Form 10-Q and earnings release, Qwest's corporate accounting group again drafted proposed IRU disclosure language citing "the materiality of IRUs to our results." Moreover, internal documents demonstrate that Qwest was becoming even more reliant on non-recurring revenue, especially IRUs, in early 2001 as its various business units were projecting revenue shortfalls and budget misses. Senior management, however, rejected disclosure and instead continued to conceal the material impact of non-recurring revenue on the company's financial results.

68)
As a result, Qwest released its first quarter 2001 earnings on April 24, 2001, reporting that data and Internet services revenue grew 44 percent and total revenue grew 12 percent compared to the same quarter in 2000. Moreover, the company claimed specifically that its growth stemmed from a list of recurring revenue products. Conspicuously absent from Qwest's list was any reference to IRUs or equipment sales.

69)
Despite the true state of its business, Qwest reconfirmed its financial targets for 2001 and, through its CFO, predicted revenue growth of between 12 and 13 percent for the second quarter as compared to the same quarter 2000. Contrary to Qwest's statements, during the first quarter 2001, non-recurring revenue was 36 percent of data and Internet services revenue, 11 percent of total revenue, and 35 percent of Qwest's total revenue growth. Excluding non-recurring revenue, Qwest's total revenue grew only eight percent over the same period of the previous year.

70)
Qwest's core recurring revenues fared no better in the second quarter of 2001, and most of the company's business units again reported anticipated shortfalls to senior management.

71)
On July 24, 2001, as it had predicted, Qwest announced that its second quarter revenue increased 12.2 percent and its EBITDA increased 13.1 percent. Qwest stated that data and Internet services grew 41 percent and represented more than 27 percent of total revenue. Again, Qwest hid the non-recurring revenue that, by second quarter 2001, had grown to 13 percent of total revenue and 39 percent of data and Internet services revenue. Without including the non-recurring revenue, Qwest's total revenue grew only six percent over the same period of the previous year.

72)
Under extreme pressure from the investment community and in response to analysts questioning Qwest's accounting generally, Qwest senior management reluctantly disclosed IRU amounts for the first time in its second quarter 2001 Form 10-Q filed on August 14, 2001. Qwest did not disclose non-recurring revenue from equipment sales until an analyst conference in December 2001.

B.
Qwest Improperly Recognized Revenue on IRUs To Meet Earnings Projections

1.
Improper Accounting of IRUs Generally

73)
Qwest improperly recognized revenue on the sale of all IRUs because of how Qwest classified IRUs on its balance sheet. Specifically, the IRUs Qwest sold during the 2000 and 2001 time frame originated from the original 48 strands that Qwest had retained for its own use during construction of the network. Those 48 strands were designated as property, plant, and equipment ("PP&E") on Qwest's balance sheet. Contrary to GAAP, Qwest sold IRUs designated as PP&E and recognized revenue on its income statement. GAAP provides, however, that sales of PP&E result in the recording of only a net gain or loss on the difference between the sales price and basis, not revenue.

74)
Even if Qwest had IRU inventory, all revenue on Qwest's IRU sales was inappropriate under GAAP. Qwest took an aggressive accounting position and treated IRU sales as sales-type leases in order to recognize revenue upfront under GAAP. A sales-type lease allows the seller to treat the lease transaction as a sale of an asset with upfront revenue and profit recognition. Qwest failed to disclose its IRU revenue recognition policy in its financial statements as required by GAAP to avoid disclosure of IRU sales to the investment community.

75)
Upfront revenue recognition, including sales-type lease treatment, requires, among other things, completion of the earnings process, the assets sold remain fixed and unchanged, transfer of ownership with no continuing involvement by the seller, and fair market value of the revenue components. None of Qwest's IRUs, however, met these criteria. In fact, Qwest turned a blind eye to these GAAP failures and nevertheless used IRUs as "onetime wonders" to meet revenue targets.

    a.
    Portability and Grooming

76)
For upfront revenue recognition as a sales-type lease, GAAP requires that the earnings process be complete and that the assets sold remain fixed and unchanged. Qwest failed to meet these requirements because it was always Qwest's intent to allow customers to return the asset purchased for a different asset. The ability to exchange capacity is known as "portability." Porting was prevalent in the telecommunications industry because companies needed the flexibility to change their network as demand changed. In fact, Qwest generally negotiated the ability to port when it purchased IRUs.

77)
Qwest's intent from the beginning to allow porting was evidenced by its pattern and practice of allowing customers to port. From 1999 through mid-2001, Qwest sales employees told IRU customers they would be able to port as a matter of course.

78)
In fact, by mid-2001, Qwest's senior management and accountants learned that Qwest had ported at least ten percent of assets sold as IRUs. Because of Qwest's intention to allow porting, and its pattern and practice of porting, Qwest improperly recognized revenue upfront on all its IRU sales. Instead, Qwest should have recognized revenue ratably over the life of the lease term.

79)
Moreover, Qwest often moved IRUs previously sold, without customer consent, to different wavelengths and different routes as required to circumvent problems on Qwest's network, address network changes, or to optimize the network's efficiency, a process known as "grooming." Because Qwest routinely redirected IRU routes, upfront revenue recognition on all IRUs was improper because Qwest was not selling a specifically identifiable asset, but instead simply providing a service.

80)
During the third and fourth quarters of 2001, Qwest senior management knew of numerous IRUs that had been rerouted on different fibers. Qwest personnel informed senior management that the IRUs could not be restored to their original routes and advised senior management to reverse the revenue recognized from the IRU sales. Qwest senior management, however, rejected the employees' recommendations, and from the fourth quarter of 2001 through early 2002, Qwest continued to reroute IRU fibers as necessary.

    b.
    Ownership Transfer

81)
To treat IRUs as sales-type leases and recognize revenue upfront, GAAP requires that the seller transfer to the buyer title, along with the usual risks and rewards of ownership, and that the seller does not have a substantial continuing involvement with the property. All of Qwest's IRU sales did not meet these requirements. While Qwest's IRU sales agreements generally provided for title transfer at the end of the lease term, there was significant uncertainty about whether title could ever transfer.

82)
The factors that suggested that Qwest may not be able to transfer title at the end of the lease term included: (i) there was no statutory title transfer system for IRUs similar to what exists for real property; (ii) some of Qwest's right of way agreements on the underlying IRUs expired prior to the end of the IRU terms; (iii) some of the underlying IRU agreements concerning IRUs that Qwest purchased from a third party and then resold did not allow Qwest to sublease its rights of way or did not provide title to Qwest and in turn, Qwest could not provide those rights to a third party.

83)
In fact, Qwest attempted, but could not obtain a legal opinion that title could transfer on IRUs. Even if title could transfer in the future theoretically, under the IRU contracts, title would revert back to Qwest under certain conditions. Because Qwest's IRU contracts could not meet the title transfer requirement, upfront revenue recognition on all Qwest's IRU sales was inappropriate.

84)
In some IRU contracts, Qwest specifically stated that the purchaser did not receive any ownership interest in the fiber, thereby defeating upfront revenue recognition. Similarly, in many contracts, Qwest prohibited the purchaser from assigning, selling, or transferring the fiber-optic capacity without Qwest's prior written consent.

85)
For example, on March 31, 2000, Qwest entered into a $9.6 million IRU transaction with Cable & Wireless, plc in which Qwest included a clause preventing assignment, sale, or transfer without Qwest's consent. Sales to Cable & Wireless in later quarters totaling $291 million were accomplished by amendments to the March 31, 2000 contract and, therefore, were subject to the same assignment clause.

86)
Moreover, upfront revenue recognition was inappropriate because Qwest had a significant continuing involvement with all IRUs sold in the form of ongoing administrative, operations, and maintenance activities.

      c.
      Multiple-Element Accounting and Relative Fair Value

87)
For accounting purposes, Qwest inappropriately treated its sale of IRUs as having several separate revenue elements. Qwest identified the elements as the right of way, conduit, fiber, equipment, facilities, and operations and maintenance. Qwest recognized revenue upfront on three of the elements, specifically, the fiber, equipment, and facilities. Qwest, however, did not meet the requirements of multiple-element accounting under GAAP because each element did not represent a separate earnings process. Under GAAP, Qwest should have recognized revenue ratably on the entire IRU over the life of the lease.

88)
Even if Qwest met the multiple-element accounting requirements, GAAP requires vendor specific objective evidence ("VSOE") supporting the allocation of the total IRU sales price to the various elements of the transaction. To maximize revenue, Qwest falsely allocated approximately 80 percent of the IRU revenue to the elements with upfront revenue recognition without VSOE. In the restatement process, Qwest determined that it did not have sufficient evidence on which to determine objectively the appropriate allocation among the different elements. Because Qwest did not have VSOE for the IRU revenue elements, GAAP required that revenue be recognized ratably over the lease term for all IRUs.

  2.
  Improper Accounting of IRU Swaps

89)
In 1999, Qwest found that it was increasingly difficult to sell IRUs to customers unless, at the same time, Qwest purchased fiber or capacity in similar dollar amounts from those same customers. These transactions are hereafter referred to as swaps.

90)
Qwest started using IRU swaps in 1999, and during 2000 and 2001, the frequency, dollar amount and number of swap transactions grew as Qwest's dependence on gap-fillers increased to meet senior management's ever-increasing revenue targets while the demand for fiber assets plummeted. Internally, some Qwest managers and employees referred to these transactions by the pejorative term "SLUTS," as an acronym for simultaneous, legally unrelated transactions.

91)
Most of Qwest's swaps were completed as directed by members of senior management in the waning days and hours of each quarter in desperate attempts to meet revenue projections. These swaps, which members of Qwest's senior management knew to be shams, were entered into for the purpose of artificially inflating Qwest's reported revenue.

92)
Qwest found IRU swaps attractive because of the income statement treatment Qwest improperly employed. In accounting for swaps, Qwest exercised the most aggressive methods in the telecommunications industry, recognizing large amounts of revenue immediately, and generating significant profit margins. On the other hand, Qwest's costs in purchasing capacity from others were capitalized as long-term assets to be amortized over the 20-25 year term of the IRU. As a result, the company's reported EBITDA was grossly inflated.

93)
Qwest's recognition of revenue from these swap transactions was improper. GAAP provides that the gain or loss on a swap or exchange of assets may be recognized if the assets are dissimilar. In its 2001 Form 10-K, filed April 1, 2002, Qwest fraudulently claimed that its IRU swaps involved an exchange of dissimilar assets, and therefore revenue was properly recognized. Specifically, Qwest claimed that two sides of the swap transaction involved different assets because they were classified differently on Qwest's balance sheet; Qwest claimed the capacity it sold was from its IRU inventory of assets held for sale, but that the capacity Qwest purchased was committed to PP&E.

94)
Qwest's accounting for its IRU swaps was improper and its disclosures relating to its accounting were false. In fact, Qwest had no "inventory" of IRU capacity held for sale. Rather, all of Qwest's IRU capacity, both those it sold and those it bought, were classified as PP&E. Because Qwest's IRU swaps involved both a sale and purchase of fiber-optic capacity classified as PP&E, the assets were similar and no revenue should have been recognized. Despite knowledge that both the sales and purchases involved similar assets, members of senior management at Qwest directed upfront revenue recognition on all IRU swap sales.

95)
Moreover, Qwest's failure to disclose swap transactions in its filings was not in accordance with GAAP. GAAP specifically requires disclosure of nonmonetary transactions, including the nature of the transaction, the basis of accounting for the assets transferred, and gains or losses recognized on transfers. Qwest failed to meet any of these GAAP requirements.

  3.
  Specific Revenue Recognition Criteria Failures in Particular Transactions

96)
All IRU revenue recognized by Qwest, including revenue recognized on swap transactions, was improper under GAAP for the reasons stated above. However, the desperation to fill revenue gaps at all costs caused additional GAAP failures as discussed further in this Complaint for particular IRU transactions.

    a.
    Secret Side Agreements to Conceal Exchange Rights

97)
Because porting jeopardized upfront revenue recognition on IRUs, Qwest salespeople had to grant the right to port through secret side agreements and secret verbal assurances in order to close the deals. Although it was Qwest's general practice to port, customers sometimes requested exchange rights in writing, something Qwest's salespeople knew they were not allowed to do. Qwest's salespeople would provide either a verbal assurance or, if the customer insisted, a written document guaranteeing portability.

98)
With the approval of members of senior management, the side agreements concealed from Qwest accounting personnel the exchange rights included by Qwest in IRU transactions. In fact, in one email, a Qwest manager wrote: "By the way, we should NOT have an email chain that indicates that verbal commitments such as these were made."

99)
For example, in the fourth quarter 2000, Qwest sold to Cable & Wireless $109 million of capacity in the United States, and recognized $108 million in upfront revenue. Qwest did not have the capacity that Cable & Wireless actually wanted available at the time. Therefore, Qwest convinced Cable & Wireless to purchase different capacity through a secret side agreement, which guaranteed that Cable & Wireless could exchange the capacity later. Specifically, on December 29, 2000, Qwest's COO provided to Cable & Wireless a secret email that guaranteed "a full and fair trade" of the capacity Cable & Wireless bought for the different capacity at a later date.

100)
Additionally, in the first quarter 2001, Qwest sold LRU capacity to Global Crossing, Ltd. and recognized $102 million of revenue, although Global Crossing did not want the capacity it purchased. Rather, Global Crossing wanted capacity that was not yet available from Qwest. To assist Qwest with meeting its revenue targets, Global Crossing agreed to take capacity that was available for delivery at that time so long as it had a right to exchange the capacity. Qwest personnel gave secret verbal assurances beyond the contract language to Global Crossing that Qwest would agree to exchange the capacity when the new capacity was available.

101)
In another example, in June 2001, Velocita Corporation sought to purchase certain routes from Qwest. Qwest did not have the routes available to sell but, because Qwest desperately needed the revenue for that quarter, Qwest suggested that Velocita buy an alternative route with the ability to exchange the route for others at a later date.

102)
Velocita requested that the exchange right be included in the parties' agreement. A Qwest senior executive, however, provided a verbal assurance to Velocita outside the contract to hide from its accountants the fact that Qwest was providing an exchange right to Velocita. Thereafter, on June 29, 2001, Qwest and Velocita entered into a swap transaction in which Qwest purchased from

  Velocita $12.1 million of assets, and Qwest sold to Velocita $11.6 million of assets. Qwest recognized $11.5 million in revenue on the transaction in the second quarter 2001.

      b.
      Failure to Identify Specific Assets Being Sold

103)
In the rush to complete IRU transactions by the end of the quarter and fill revenue gaps, Qwest frequently neglected to specify the assets it was selling. GAAP, however, requires that assets being sold be specifically identified for upfront revenue recognition.

104)
For example, in a fourth quarter 1999 swap transaction with Enron Broadband Services ("Enron"), Qwest sold an IRU along three routes in the U.S. In another third quarter 2000 swap transaction, Qwest sold to Enron an IRU along five routes in the U.S. Neither of Qwest's sales agreements specifically identified the fibers sold to Enron.

105)
Despite the failure to identify the fibers, Qwest recognized $36.3 million in the fourth quarter of 1999 and $36.9 million in the third quarter of 2000 from the swaps with Enron.

106)
In another example, in the first quarter ended March 31, 2001, Qwest sold $105 million of fiber-optic capacity to Global Crossing and recognized approximately $102 million in revenue for the sale. This was done despite the fact that the majority of the capacity was not specified in the contract by the end of the quarter. Rather, the contract exhibit that was intended to list some of the assets sold simply stated—"to be identified."

107)
Similarly, in the same transaction, Global Crossing and Qwest did not identify until June 2001, three months after Qwest recognized the revenue for the sale, the geographic termination points of some of the capacity purchased by Qwest.

    c.
    Backdating of Contracts

108)
Members of Qwest senior management contacted the employees negotiating on behalf of Qwest at least daily near the end of quarters to determine the status of sales agreements and to press for completion. Such pressure motivated the employees to backdate contracts when needed to demonstrate falsely contract "completion" by the end of the quarter.

109)
For example, in a swap transaction with Cable & Wireless recorded in the first quarter 2001, Qwest recognized $69.8 million in revenue. The IRU sale contract was not executed or completed until April 12, 2001. Nevertheless, solely in order to book the much needed revenue in the first quarter of 2001, several Qwest employees backdated the contract to March 30, 2001. Qwest senior management, including the COO and the CFO were aware that the sale had not closed until April 12, 2001, but determined to recognize the revenue in the first quarter of 2001 in order to meet revenue projections.

110)
In another example of backdating, in the third quarter 2001 Qwest recognized $85.5 million of revenue on the sale of IRU capacity in a swap with Enron. The parties' agreements, which are dated September 30, 2001, were not executed until October 1, 2001, after the close of the quarter.

    d.
    Failure to Deliver

111)
Qwest's contracts for the sale of an IRU required delivery by Qwest and acceptance by the customer. In several instances, however, Qwest failed to deliver the fiber by the end of the quarter in which revenue was recognized. Under GAAP it was improper for Qwest to recognize revenue until there had been delivery and acceptance by the customer.

112)
For example, Qwest failed to deliver to Enron certain fiber and facilities pursuant to the parties' fourth quarter 1999 and third quarter 2000 swap transactions, representing a total of $36 million in revenue. In early 2001, Enron gave notice to Qwest that Qwest had breached the agreements and refused to pay Qwest the remaining amounts due under the agreements. Some Qwest senior management knew that Qwest had not and could not deliver under the terms of Qwest's sales agreements.

113)
To avoid Enron returning their routes and reversing revenue it had previously recognized, a Qwest senior financial executive structured Qwest's third quarter 2001 transaction with Enron to include a so-called "re-purchase" of those routes. Since Qwest had never delivered the routes to Enron, and Enron had not paid for the routes, this was a complete fiction orchestrated to avoid the reversal of millions of dollars of revenue.

    e.
    Lack of Business Purpose for the Swaps

114)
Qwest engaged in most IRU swaps when there was no legitimate business purpose for Qwest simultaneously to purchase IRU capacity from another telecommunications company. The purchase was merely a necessary evil to facilitate the sale that Qwest used to inflate its revenue and meet its targets. Under GAAP, if there was no legitimate business need for the acquired IRU, no revenue should have been recognized in the transaction.

115)
Qwest stated in Commission filings, releases, and before Congress that the business purpose of the swaps involving acquisitions of international lit capacity or dark fiber was to expand its international network. Those statements were false. In most cases, Qwest had no intention to use and, in fact, did not use the assets it purchased. Moreover, members of Qwest's senior management directed and established quotas for the IRU sales teams to re-sell capacity that Qwest "[took] on as a result of trades with other carriers that we do not intend to use."

116)
Generally Qwest's IRU salespeople did not consult with Qwest's network planning department before purchasing assets in a swap. Qwest's network planning department generally was responsible for determining what capacity was needed to expand or develop Qwest's fiber-optic network. In the swap transactions, however, the sales teams bought whatever capacity was necessary to close the deal with the customer without regard to the network planning department's determinations of Qwest's business needs. In the few instances where Qwest's network planning department was consulted, it recommended against the purchase of capacity because Qwest had little or no need for the IRU. Nevertheless, Qwest's sales team and senior management ignored their view and purchased the capacity.

117)
In addition, the sales staff generated no written business justification for the swap purchases until the second quarter of 2001. Thereafter, the business justifications had no detail regarding how the assets would be used, when they would be integrated into the network, or the anticipated revenue to be generated by the assets.

118)
Given that Qwest purchased assets in IRU swaps solely to effectuate the sale and recognize revenue upfront, Qwest accumulated a huge amount of network assets it did not need and could never use.

119)
For example, in the third quarter 2001, Qwest purchased $67.2 million of capacity in Pan America from Global Crossing in a swap transaction. Qwest agreed to acquire the Pan American capacity solely because Global Crossing could deliver the capacity by the close of the third quarter, a necessary element for booking revenue on Qwest's simultaneous sale to Global Crossing.

120)
In another example, on September 29, 2000, Qwest purchased from Global Crossing $20.8 million in capacity across the Pacific Ocean as part of a swap transaction. Qwest never activated the capacity and, six months later on March 27, 2001, Qwest returned the $20.8 million in capacity as a credit toward the purchase of different capacity from Global Crossing.

121)
In a third example, Qwest purchased a large amount of fiber from Enron in a third quarter 2001 swap in which Qwest recognized $85.5 million in revenue on the sale. Qwest, however, had no supportable business purpose for buying the vast majority of this fiber. Prior to the purchase,

  Qwest's network planning group made clear that the Qwest network had no need for the majority of Enron's fiber route and other assets.

122)
In late 2001 through early 2002, Qwest conducted a study to determine how to use the international capacity it had purchased in IRU swaps. The study concluded that Qwest could possibly use or resell only one-third of the capacity it had purchased in the swaps. The remaining two-thirds of the capacity purchased was not needed by Qwest, could not be resold, and was therefore worthless.

123)
Many of the routes Qwest purchased in IRU swaps duplicated network assets Qwest already had. For example, Qwest purchased similar East Asia capacity during 2001 in four swap transactions with Cable & Wireless, Global Crossing, Flag Telecom Ltd. ("Flag") and Tycom Networks, Inc. Because the routes were redundant, Qwest could not and did not have a business use for at least three of the four routes.

124)
Additionally, on five occasions between the second quarter of 2000 and April 2001, Qwest's salespeople purchased a total of $70 million of capacity in Japan from Cable & Wireless. At the same time, Qwest's network engineers, who had no knowledge of the swaps, were building capacity along the same or similar routes. When Qwest's network engineers first learned of the purchases in April 2001, Qwest abandoned construction of its own network in Japan.

125)
In another example, Qwest engaged in a swap with Enron on December 21, 1999, whereby it bought fiber between Denver and Dallas for $39.2 million. However, Qwest had already built and completed a route between those cities that had excess capacity and the ability to be expanded.

    f.
    Failure to Exchange Cash

126)
Each of Qwest's capacity swaps with other carriers required that the parties exchange cash to demonstrate the purported value of the swapped capacity. Often the purchaser of capacity failed to submit its payment to Qwest as required prior to the end of the quarter when Qwest recognized the revenue. Under such circumstances, recognition of the revenue before the cash payment was received was improper under GAAP.

127)
For example, both Qwest and Cable & Wireless failed to exchange cash for all five IRU transactions between the parties recorded by Qwest during fiscal year 2000. In fact, as of December 31, 2000, Cable & Wireless owed approximately $232 million to Qwest for its 2000 IRU purchases and did not start paying until first quarter 2001.

128)
In another example, in September 2001, Qwest entered into a swap transaction with Global Crossing in which Qwest sold $63.4 million of North American capacity and recognized approximately $29 million in upfront revenue. Simultaneously, Qwest bought from Global Crossing $67.2 million in South American capacity. Qwest and Global Crossing tried to "paper over" the transaction by exchanging facsimile copies of checks until wire-transfers could be completed on October 1, 2001, after the close of the quarter.

  4.
  Concealment of Known Revenue Recognition Failures on IRU Transactions

129)
From the fall 2001 through the filing of Qwest's 2001 Form 10-K on April 1, 2002, revenue recognition issues were topics of significant discussion among Qwest senior management.

130)
Specifically, in October 2001, the existence of a side agreement in which Qwest guaranteed Cable & Wireless portability of assets purchased in the fourth quarter 2000 surfaced when Cable & Wireless informed Qwest that it was ready to port. Qwest originally denied Cable & Wireless' request and, when Cable & Wireless threatened litigation, the issue escalated through Qwest senior management.

131)
Thereafter, in March 2002, Qwest's outside counsel gave legal advice that the balance of potential outcomes favored Cable & Wireless if the parties litigated the enforceability of the side agreement. Qwest knew, based upon a document prepared by several employees, that litigation or arbitration with Cable & Wireless had the potential to "bleed[] into other transactions" resulting in an "unwind" of all IRU revenue.

132)
Some members of Qwest senior management withheld from Qwest's auditors and others the litigation and accounting risks raised by the Cable & Wireless side letter and quietly settled with Cable & Wireless on the eve of filing the 2001 Form 10-K for the full value of the claim.

133)
During the same period of time, another red flag concerning a guarantee of porting to a Qwest IRU customer came to the attention of Qwest's senior management. Specifically, in December 2001, Flag informed Qwest's outside auditors through an audit confirmation letter of the existence of a "verbal agreement" from Qwest guaranteeing Flag portability of assets purchased in the second quarter 2001. The auditors advised Qwest of Flag's claim.

134)
Qwest investigated the issue and obtained legal advice that if Qwest denied Flag's request to port, Qwest may be found to have refused its consent in bad faith. Some members of Qwest senior management withheld these critical facts from others involved in the 2001 Form 10-K process.

135)
In light of these transactions, other IRU and equipment sale transactions, and a request for documents relating to IRU transactions between Qwest and Global Crossing by an office of the Commission's enforcement division in February 2002, Qwest retained the same outside counsel that later opined on the Cable & Wireless transactions, ostensibly to perform an objective investigation of the appropriateness of Qwest's accounting for all IRU transactions.

136)
Qwest's outside counsel issued preliminary conclusions on March 29, 2002 and, despite the fact that the investigation was ongoing, Qwest senior management used the counsel's preliminary findings to conclude that all IRU revenue was in accordance with GAAP, to justify not restating, and to file the 2001 Form 10-K timely.

137)
Moreover, in order to get Qwest's auditors to sign off on Qwest's 2001 Form 10-K, Qwest accounting personnel read portions of the outside counsel's report to Qwest's auditors leaving out critical facts detailed in the report, including facts highlighting the incomplete nature of the report and accounting conclusions reached. The accounting personnel also omitted in discussions with the auditors other relevant facts known about specific transactions that impacted revenue recognition.

138)
Qwest also performed a purported materiality analysis on the IRU accounting issues identified in the outside counsel's report. However, as with the auditors, Qwest failed to provide the critical information regarding the IRU transactions to the individual responsible for the analysis.

139)
Before filing its 2001 Form 10-K, Qwest's auditors required that Qwest obtain an outside legal opinion that title could transfer on all IRU transactions. At the conclusion of the review, outside counsel was not able to provide a legal opinion that addressed whether title "can or will" transfer. Rather, outside counsel was only able to conclusively state that the IRU agreements provided for title transfer. Notwithstanding its inability to obtain a legal opinion on the issue, Qwest represented to its auditors that title would transfer at the end of the lease term and thus revenue could be recognized upfront.

140)
On April 1, 2002, Qwest filed its 2001 Form 10-K, which falsely represented that its IRU accounting was in accordance with GAAP, and failed to disclose its continued internal investigation of IRU revenue recognition issues and the risks and uncertainties associated with its ability to transfer title on IRUs.

  C.
  Qwest Improperly Recognized Revenue on One-Time Equipment Sales

141)
In addition to IRUs, Qwest used contrived sales of Internet equipment as "heroin" or gap fillers to meet its need for quick fixes for revenue shortfalls at the end of quarters. Members of Qwest senior management participated in schemes to recognize fraudulently a total of $621 million of revenue on Internet equipment sales and related services through Qwest's Global Business Markets unit and Qwest's Internet Solutions group ("Internet Solutions") to three customers: KMC Telecom, Inc., Genuity, Inc., and the Arizona School Facilities Board ("ASFB").

142)
Each of these sales of Internet equipment involved an integrated services component that, according to GAAP, would require revenue to be recognized ratably over the life of the services contract. To enable upfront revenue recognition, however, members of Qwest senior management and employees participated in schemes to separate artificially the equipment sales from the services.

  1.
  KMC

143)
In the first and second quarters of 2000 and 2001, the Internet Solutions group and KMC, a privately held telecommunications company in New Jersey, entered into four transactions in which Qwest sold KMC a total of $452 million of Internet-related telephone equipment. Simultaneously, Qwest purchased Internet-related telephone services from KMC using the same equipment.

144)
Qwest senior managers and employees entered into the scheme to separate artificially the equipment sale from the services component, knowing that Qwest was entering into the transactions in large part during the last few days of each quarter to fill gaps in forecasted revenue, rather than for legitimate business needs. Qwest management knew that the amount of equipment to be sold to KMC was determined by the amount of the revenue gap.

145)
Qwest's March 31, 2000 Form 10-Q, June 30, 2000 Form 10-Q, December 31, 2000 Form 10-K, March 31, 2001 Form 10-Q, June 30, 2001 Form 10-Q, and December 31, 2001 Form 10-K were all materially false and misleading because upfront revenue recognition on each of the equipment sales to KMC was improper under GAAP. Fundamental GAAP requires the revenue for all four transactions to be recognized ratably over the life of the service contracts as the accounting must reflect the understanding between the parties that the equipment sale and purchase of services by Qwest were interrelated.

146)
Qwest fraudulently recognized revenue upfront on the KMC equipment sales as follows: in the first quarter of 2000, Qwest recognized $135.4 million; in the second quarter of 2000, Qwest recognized $169 million; in the first quarter of 2001, Qwest recognized $65 million; and in the second quarter of 2001, Qwest recognized $83 million.

147)
Qwest senior management and its employees knew that the revenue that Qwest recognized from each of the four KMC transactions was material. The revenue Qwest recognized from the first quarter 2000 transaction was 11 percent of total pre-merger revenue for that quarter and the revenue for the second quarter 2000 KMC transaction was 13 percent of revenue for that quarter. Qwest's first quarter 2001 transaction with KMC contributed 1.3 percent of pre-merger Qwest's revenue and the second quarter 2001 transaction was 1.6 percent of revenue.

  2
  Genuity

148)
In the third quarter of 2000, Qwest recognized fraudulently $100 million, or 2.3 percent, in revenue based on a September 22, 2000 transaction with Genuity under which Qwest would supply certain equipment and Internet-related services. Qwest's immediate recognition of the $100 million in revenue did not comply with GAAP as the accounting did not faithfully represent the entire interrelated transaction that involved both the equipment sale and the concurrent provision of services.

149)
As a result of the fraudulent Genuity transaction, Qwest's September 30, 2000 quarterly report, December 31, 2000 annual report, March 31, 2001 quarterly report, June 30, 2001 quarterly report, September 30, 2001 quarterly report, and December 31, 2001 annual report were all materially false and misleading.

  3.
  ASFB

150)
Qwest fraudulently recognized $33.6 million in revenue on sales of capital equipment to the ASFB in the second quarter of 2001. A member of Qwest senior management and others planned, directed, and carried out an elaborate scheme that involved the artificial separation of the equipment sale from installation services, and wrongfully characterized the sale as a bill and hold transaction under GAAP. Instead, Qwest should have used the percentage of completion method of accounting.

151)
Qwest's Form 10-Q for the second quarter ended June 30, 2001 therefore contained a materially false and misleading statement in that it improperly recognized the $33.6 million in revenue from the ASFB transaction.

152)
Qwest claimed to have adjusted the ASFB revenue prior to the filing of its 2001 Form 10-K. However, Qwest did so by reducing fourth quarter revenue by the $33.6 million recognized in the second quarter rather than restating results for the second quarter as required by GAAP. Thus, in Qwest's Form 10-K for 2001, Qwest repeated the false revenue figures for the second quarter in its breakdown of quarterly revenue. By doing so, Qwest avoided disclosure of a change to second quarter revenue resulting from the improperly recognized revenue from the ASFB contract.

D.
Qwest Made False and Misleading Disclosures Concerning Revenue From Its Directory Services Unit

153)
As part of Qwest's scheme to show revenue and EBITDA growth every quarter, Qwest senior management directed Qwest Dex Inc. ("Dex"), a wholly owned subsidiary of Qwest, to meet unrealistic revenue and EBITDA targets. To achieve those targets, Qwest manipulated revenue from Dex for 2000 and 2001 by secretly altering directory publication dates and lives.

154)
At all relevant times, Dex published telephone directories year-round in approximately 300 markets in 14 states. Directories' lives were traditionally twelve months. Dex obtained revenue by selling advertising space in its directories.

155)
In late 1999, Dex adopted a "point of publication" method of accounting and began to recognize all advertising revenue for a directory at the time Dex began deliveries of that directory to the public. Previously, Dex recognized directory revenue over the life of the directory.

156)
In August 2000, Dex executives informed Qwest senior management that Dex would not meet its 2000 EBITDA target and presented the option of making up for the shortfall by publishing Dex's Colorado Springs directory in December 2000 rather than January 2001 as scheduled, thereby allowing Qwest to recognize revenue from the directory in 2000 rather than 2001.

157)
While presenting that option, one Dex executive expressed his concern that such a schedule change would reduce 2001 revenue and earnings and that, in his view, Qwest probably would be required to disclose the change. The Dex executive made it clear to Qwest senior management that he did not favor the schedule change. Notwithstanding such opposition, Qwest senior management instructed Dex to go forward with the change.

158)
By recognizing revenue from the Colorado Springs directory in 2000, Qwest generated $28 million in additional revenue and $18 million in additional EBITDA for the year. The additional revenue generated in 2000 accounted for about 30 percent of Dex's 2000 year-over-year revenue increase, and allowed Dex to show 6.6 percent year-over-year revenue growth versus 4.6 percent if the schedule change had not been made.

159)
Qwest's 2000 Form 10-K stated that Dex's revenue for 2000 increased by almost $100 million due in part to "an increase in the number of directories published." That statement failed to apprise investors that Dex generated nearly one-third of that amount by publishing the Colorado Springs directory twice in 2000, or that the schedule change would produce a commensurate decline in Dex revenue for the first quarter of 2001.

160)
For 2001, Qwest senior management again established unrealistic revenue and EBITDA targets for Dex. The EBITDA target, in fact, was $80-100 million greater than the amount Dex management believed was achievable. Despite Dex management's repeated complaints to members of Qwest senior management about the unrealistic targets, Qwest senior management refused to change the targets or allow Dex a "credit" to compensate for the Colorado Springs directory schedule change. Rather, Qwest senior management instructed Dex management to "find a way" to compensate for the shortfall.

161)
Faced with the unrealistic 2001 financial targets, Dex management met with some of Qwest's senior management in March 2001 to discuss "gap-closing" alternatives for the first two quarters of 2001. These alternatives included advancing the publication dates of several directories, thereby allowing Dex to recognize revenue in earlier quarters, and lengthening the lives of other directories from 12 to 13 months, thereby allowing Dex to bill each advertiser for one additional month of advertising fees. Senior Qwest managers instructed the Dex managers to implement the changes solely for the purpose of artificially accelerating reported revenue for the first two quarters of 2001.

162)
Later in 2001, Dex managers met with members of Qwest senior management and again informed Qwest senior management that Dex would need to implement directory schedule changes to meet its third and fourth quarter financial targets. Members of Qwest senior management approved the schedule changes.

163)
During 2001, Dex advanced the publication dates or extended the lives of 34 directories, and those schedule changes produced $42 million in additional revenue and $41 million in additional EBITDA. Qwest's Forms 10-Q for the first three quarters of 2001 stated that period-over-period improvements in Dex's revenue were attributable in part to changes in the "mix" and/or "lengths" of directories published. Like the 2000 Form 10-K, these reports omitted any further statements about the directory schedule changes or the reasons for those changes and were, therefore, materially false and misleading.

E.
Qwest Improperly Recognized Revenue From Its Wireless Division And Fraudulently Concealed Accounting Errors After They Were Discovered

164)
Qwest improperly recognized revenue of $57 million in 2000, $46 million in 2001, and $9 million during the first two quarters of 2002 from its Wireless subsidiary. The improper revenue recognition was due to errors relating to: 1) a failure to adjust revenue for returned phones and phone repairs; 2) the erroneous recognition of revenue on accessories given to customers for free; and 3) a failure to reduce price plan revenue to account for miscellaneous billing adjustments.

165)
Upon discovery of each error, the first of which was discovered in approximately May 2001 and the last in approximately August 2002, the people in Wireless' accounting group corrected the error on a going-forward basis. Additionally, on approximately ten occasions between October 2001 and August 2002, Wireless' controller informed Wireless' CFO of the existence and the amount of the errors. Due to the numbers-oriented environment created by Qwest senior management, however, the Wireless CFO actively hid the errors and instructed others to do likewise.

166)
As a result, Qwest failed to correct or restate amounts as required by GAAP and made false and misleading statements in annual, quarterly, and current reports filed with the Commission between October 31, 2001 and August 8, 2002.

F.
Fraudulent Understatement of Expenses

167)
When revenue gimmicks alone were insufficient to meet EBITDA growth targets, Qwest's corporate accounting group, with the approval of members of senior management, improperly capitalized expenses and artificially inflated EBITDA results. In doing so, for the year ended December 31, 2001, Qwest improperly increased EBITDA by $231 million.

  1.
  Improper Accounting for Sales Commission Plans

168)
After merging with US West and adopting its accounting policy of expensing sales commissions in the period paid, Qwest changed the policy to deferring sales commissions. Although GAAP allows for the more aggressive method of accounting for commissions under certain circumstances, Qwest did not meet the requirements for deferral. Specifically, Qwest did not have procedures in place to track and amortize capitalized commissions over the actual contractual life as required by GAAP.

169)
Qwest also failed to disclose this change in accounting policy in its Commission filings for the annual and quarterly periods ended March 31, 2001; June 30, 2001; September 30, 2001; December 31, 2001; and March 31, 2002 as required by GAAP. As a consequence, Qwest's filings were misleading. Investors could not assess adequately Qwest's financial position because, among other things, they did not know that expenses associated with sales commissions had been reduced by a change in accounting policy rather than by operational changes.

170)
Qwest further failed to obtain a preferability letter justifying its change in accounting policy as required by Regulation S-X of the federal securities laws.

171)
Qwest's inappropriate deferral of sales commissions resulted in a $158 million overstatement of pretax income and adjusted EBITDA in 2001.

  2.
  Improper Adjustments To Compensated Absences Accrual

172)
Prior to June 2001, Qwest calculated its compensated absences accrual by using 100 percent of the vacation time the company owed to its occupational employees for the entire year. To help Qwest meet various financial targets, Qwest's corporate accounting group on three occasions improperly decreased the accrual from approximately $118 million to approximately $23 million, a decrease of 81 percent over the course of approximately seven months, with no corresponding decrease in the actual amount of vacation time owed.

173)
In contravention of GAAP, Qwest failed to disclose the changes in accounting methodology for compensated absences in the filings with the Commission, including its second quarter 2001 Form 10-Q and 2001 Form 10-K. As a result of the three adjustments made, Qwest fraudulently decreased its pre-tax loss by $73 million, or one percent, and net loss by $44 million, or one percent, in its 2001 Form 10-K.

G.
Other Accounting Misstatements

1.
Improper Operator Services Revenue

174)
In its 2000 and 2001 annual reports, Qwest improperly recognized a total of $56 million in revenue from operator services, which include operator assistance to hotels and motels, private pay phone owners, and Qwest long distance customers. Two improper accounting practices caused the revenue overstatement.

175)
First, Qwest was a party to certain service contracts that required Qwest's Operator Services unit to collect money from end-users on behalf of its operator services customers and then remit, or pass through, all or part of that money to those customers. From at least January 2000 through December 2001, Qwest recognized revenue on the entire amount it collected under those contracts and recorded as an expense the entire amount it remitted to its customers. That accounting treatment was improper because, under GAAP, Qwest should have recorded revenue only on the difference between the amount it collected and the amount it remitted to its customers.

176)
Second, from at least January 2001 through December 2001, Qwest failed to maintain an adequate reserve account for billing credits issued by a third party billing company, in contravention of GAAP.

  2.
  Design Services Costs

177)
Beginning in the first quarter of 2000, US West changed its accounting policy under which it began inappropriately capitalizing costs associated with, among other things, design service centers. After the merger, Qwest continued inappropriately to capitalize these costs. Qwest's capitalization of design service center costs was not in conformity with GAAP because Qwest could not specifically identify the costs but, instead, estimated the amount of costs to be capitalized. By capitalizing those costs, Qwest overstated pretax income by $103 million in its 2000 Form 10-K and by $97 million in its 2001 Form 10-K.

  3.
  Purchase Accounting

178)
Qwest made a number of purchase accounting errors in connection with its accounting for the merger with US West on June 30, 2000. These errors caused Qwest to understate its pre-tax loss in its 2000 Form 10-K by $263 million and in its 2001 Form 10-K by $347 million. The largest of these errors involved Qwest's inclusion of $155 million in 2000 and $249 million in 2001 of unfavorable contract costs as merger-related liabilities.

179)
GAAP provides that these unfavorable contract costs should have been expensed when incurred. As a result of this error relating to unfavorable contract costs, Qwest improperly narrowed its pre-tax loss by $155 million in its 2000 Form 10-K and by $249 million in its 2001 Form 10-K.

  4.
  Restructuring Expenses

180)
Qwest abandoned certain leased real estate facilities in the fourth quarter of 2001. Qwest inappropriately excluded certain items in the restructuring charges relating to the abandonment of the properties. As a result, Qwest improperly narrowed its pre-tax loss by $240 million in its 2001 Form 10-K.

H.
Qwest Made False or Misleading Statements about Qwest Management's Investments in Qwest's Vendors

181)
Based on its huge capital expenditure budget and status as a marquee player in the telecommunications industry, Qwest enjoyed tremendous leverage over small telecommunications equipment and service vendors between 1999 and 2001. In many cases, a commitment to purchase equipment or services by a high-profile company such as Qwest was essential to the success of a vendor's initial public offering ("IPO").

182)
Qwest exerted its leverage by refusing to do business with vendors unless those vendors allowed Qwest and certain members of its senior management to invest in those vendors shortly before, or at the time of, their IPOs. In recognition of this practice, a senior Qwest engineer told a vendor, "You have to pay to play." Such investment opportunities were highly sought-after because the value of stock in telecommunications companies usually increased dramatically shortly after those companies went public.

183)
Qwest's investment opportunities typically took the form of a pre-IPO warrant (or option to buy stock) for two percent of the vendor's outstanding shares, while Qwest senior managers usually invested through the vendor's "friends and family" program, under which the vendor offered typically five percent of its IPO shares to employees' family members and early supporters of the company. In some cases, Qwest senior management also made pre-IPO investments in the vendor companies. Several vendors, in fact, opened special financing rounds to accommodate those individuals' desire to invest even though the vendors did not need additional capital.

184)
Qwest senior management demanded and negotiated the investment opportunities. Senior management also decided which employees would be allowed to participate in the vendor IPOs, usually limiting such opportunities to members of senior management. Senior management used the opportunities to participate in vendor IPOs as an employee retention tool and, consistent with that purpose, some senior managers viewed those opportunities as compensation.

185)
In their desire to acquire equity positions in vendors, Qwest and its senior managers agreed to buy hundreds of millions of dollars of equipment that Qwest did not need and knew would never be deployed in its network.

186)
For example, Qwest committed to buy $400 million of equipment from Tellium, Inc., even though Qwest engineers had not identified any use for that equipment in Qwest's network.

187)
Much of the useless equipment that Qwest bought was sold for scrap at pennies on the dollar, while much of it sits idle in warehouses.

188)
In its 1999 and 2000 Forms 10-K, Qwest's ebullient statements regarding the equipment purchased for its state-of-the-art network wholly failed to apprise investors that Qwest committed to purchase millions of dollars of equipment that it never intended to deploy in its network. In those same filings, Qwest's statements regarding its strategic relationships with, and investments in, vendors failed to apprise investors that Qwest entered into strategic relationships with, and invested in, many vendors in part for the benefit of certain members of its senior management. Such statements were therefore materially false and misleading.

189)
Further, in its 1999, 2000, and 2001 Forms 10-K and certain proxy statements, Qwest failed to disclose the opportunities to invest in vendors as executive compensation. Item 402 of Regulation S-K requires "clear, concise and understandable disclosure of all plan and non-plan compensation awarded to, earned by, or paid to [the CEO and four other most highly paid executive officers] by any person for all services rendered in all capacities to the registrant and its subsidiaries…" The investment opportunities were worth several million dollars to each of the individuals specified in Item 402. Further, those opportunities were tied directly to the individuals' capacities as executive officers of Qwest and therefore constituted compensation. By failing to disclose those opportunities, Qwest made materially false and misleading statements and omissions about executive compensation.

I.
Undisclosed Related Party Transaction With Anschutz Company

190)
In 2000, Qwest decided to sell an aircraft and purchase a different aircraft. Qwest decided to do so in the form of a "like-kind exchange" transaction under the Internal Revenue Code.

191)
In order to qualify as a like-kind exchange, the sale of the old asset and the purchase of the new asset must take place within six months of each other. The benefit of a like-kind exchange is that the company is not taxed on the sale at the time of the exchange, similar to the rules that permit the deferral of taxes upon the sale of a house and purchase of a new one, thereby encouraging investment.

192)
In November 2000, Qwest retained a broker to sell the plane and acquired from the broker a new aircraft. Qwest transferred the old aircraft to the broker who began attempting to sell the old plane.

193)
In early May 2001, near the end of the six-month window to complete the like-kind exchange, a subsidiary of the Anschutz Company, which was beneficially owned by Philip Anschutz, a co-chairman of Qwest's board of directors, agreed to purchase the aircraft for $7.6 million, which resulted in significant tax deferrals and savings for Qwest. Disinterested members of Qwest's board of directors approved the transaction.

194)
Item 13 of Form 10-K and Item 7 of Schedule 14A required Qwest to disclose its transaction with the Anschutz Company in its 2001 Form 10-K and definitive proxy statement filed April 9, 2002. Qwest, however, failed to disclose the transaction in either of those filings.

J.
Qwest Sold Unregistered Securities

195)
Qwest admitted that it engaged in unregistered sales of securities in its 2002 Form 10-K, filed on October 16, 2003. In 2000, 2001, and 2002, Qwest issued to itself 53,596, 114,089, and 31,731 shares of common stock, respectively, registered under Form S-8 and reserved for the Qwest Equity Incentive Plan to pay bonuses owed to former employees. Qwest sold these shares in the open market for aggregate gross proceeds of $l40,251 in 2000, $2,470,026 in 2001, and $2,534,317 in 2002.

196)
The Form S-8 rules for registered issuances of securities to employees provide, among other things, that (i) the shares must be issued to "employees" as defined by the rules, and (ii) that employees' services may not be "in connection with the offer or sale of securities in a capital-raising transaction."

197)
Qwest admitted in its 2002 Form 10-K that it issued the stock in capital raising transactions because it used the proceeds to pay for former employees' bonuses. Therefore, the issuance and sale of these securities did not qualify for registration under any of Qwest's Form S-8 registration statements and no exemption from registration was available.

FIRST CLAIM FOR RELIEF
(Violations of Section 17(a)(1) of the Securities Act)
15 U.S.C. § 77q(a)(1)

198)
Paragraphs 1) through 196) are hereby realleged and incorporated by reference.

199)
Defendant Qwest directly and indirectly, with scienter, in the offer or sale of Qwest securities, by use of the means or instruments of transportation or communication in interstate commerce or by use of the mails, has employed a device, scheme, or artifice to defraud.

200)
By reason of the foregoing, defendant Qwest violated and unless restrained and enjoined will violate Section 17(a)(1) of the Securities Act.

SECOND CLAIM FOR RELIEF
(Violations of Section 17(a)(2) and 17(a)(3) of the Securities Act)
15 U.S.C. § 77q(a)(2) and (3)

201)
Paragraphs 1) through 196) are hereby realleged and incorporated by reference.

202)
Defendant Qwest directly and indirectly, in the offer or sale of Qwest securities, by use of the means or instruments of transportation or communication in interstate commerce or by use of the mails, has obtained money or property by means of untrue statements of material fact or omissions to state material facts necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading; or engaged in transactions, practices, or courses of business which have been or are operating as a fraud or deceit upon the purchasers of Qwest securities.

203)
By reason of the foregoing, defendant Qwest violated and unless restrained and enjoined will violate Section 17(a)(2) and (3) of the Securities.

THIRD CLAIM FOR RELIEF
(Violations of Section 10(b) of the Exchange Act and Rule 10b-5)
15 U.S.C. § 78 j(b) and 17 C.F.R. § 240.10b-5

204)
Paragraphs 1) through 196) are hereby realleged and incorporated by reference.

205)
Defendant Qwest directly and indirectly, with scienter, in connection with the purchase or sale of Qwest securities, by use of the means or instrumentalities of interstate commerce or by use of the mails, has employed devices, schemes, or artifices to defraud; has made untrue statements of material fact or omitted to state material facts necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading; or has engaged in acts, practices, or courses of business which have been and are operating as a fraud or deceit upon the purchasers or sellers of such securities.

206)
By reason of the foregoing, Qwest violated and unless restrained and enjoined will violate Section 10(b) of the Exchange Act and Rule 10b-5.

FOURTH CLAIM FOR RELIEF
(Violations of Section 13(a) of the Exchange Act, Item 402 of Regulation S-K
and Rules 12b-20, 13a-1, 13a-11 and 13a-13)
15 U.S.C. § 78 m(a) and 17 C.F.R. §§ 229.402, 240.12b-20, 240.13a-1,
240.13a-11, and 240.13a-13

207)
Paragraphs 1) through 196) are hereby realleged and incorporated by reference.

208)
Qwest, as issuer of a security registered pursuant to Section 12 of the Exchange Act, filed materially misleading annual, periodic and quarterly reports with the Commission and failed to file with the Commission, in accordance with rules and regulations the Commission has prescribed, information and documents required by the Commission to keep current information and documents required in or with an application or registration statement filed pursuant to Section 12 of the Exchange Act and annual reports and quarterly reports as the Commission has prescribed.

209)
By reason of the foregoing, Qwest violated and unless restrained and enjoined will violate Section 13(a) of the Exchange Act and Rules 12b-20, 13a-1, 13a-11, and 13a-13.

FIFTH CLAIM FOR RELIEF
(Violations of Section l3(b)(2) of the Exchange Act and Rule l3b2-1)
15 U.S.C. § 78m(b)(2) and 17 C.F.R. § 240.13b2-1

210)
Paragraphs 1) through 196) are hereby realleged and incorporated by reference.

211)
Qwest failed to make and keep, and directly or indirectly falsified or caused to be falsified, books, records, and accounts, which, in reasonable detail, accurately and fairly reflected the company's transactions and dispositions of its assets and failed to devise and maintain a system of internal accounting controls sufficient to provide reasonable assurances that transactions were recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles or any other criteria applicable to such statements.

212)
By reason of the foregoing, Qwest violated and unless restrained and enjoined will violate Section l3(b)(2) of the Exchange Act and Rule l3b2-1 thereunder.

SIXTH CLAIM FOR RELIEF
(Violations of Section 14(a) of the Exchange Act and Rules 14a-3 and 14a-9)
15 U.S.C. § 78 n(a) and 17 C.F.R. § 240.14a-3 and 240.14a-9

213)
Paragraphs 1) through 196) are hereby realleged and incorporated by reference.

214)
Defendant Qwest, by use of the mails or by the means or instrumentalities of interstate commerce or of any facility of a national securities exchange or otherwise, in contravention of such rules and regulations as the Commission has prescribed, solicited or permitted the use of its name to solicit a proxy or consent or authorization with respect to Qwest securities, which are registered pursuant to Section 12 of the Exchange Act.

215)
By reason of the foregoing, Qwest violated and unless restrained and enjoined will violate Section 14(a) of the Exchange Act and Rules 14a-3 and 14a-9.

SEVENTH CLAIM FOR RELIEF
(Violations of Sections 5(a) and (c) of the Exchange Act)
15 U.S.C. § 77e(a) and 77e(c)

216)
Paragraphs 1) through 196) are hereby realleged and incorporated by reference.

217)
Qwest, directly and indirectly, made use of the means or instruments of transportation and communication in interstate commerce and of the mails to offer to sell or offer to buy through the use or medium of any prospectus or otherwise Qwest securities, without a registration statement having been filed with the Commission as to such securities in violation of Sections 5(a) and 5(c) of the Securities Act.

218)
No registration statements have been filed with the Commission or are otherwise in effect with respect to the stock offered by Qwest.

219)
By reason of the foregoing, Qwest has violated and unless restrained and enjoined will continue to violate Sections 5(a) and 5(c) of the Securities Act.

PRAYER FOR RELIEF

        WHEREFORE, the Commission respectfully requests that the Court:

I.

        Find that the Defendant committed the violations alleged.

II.

        Enter an Injunction, in a form consistent with Rule 65(d) of the Federal Rules of Civil Procedure, permanently restraining and enjoining defendant, its subsidiaries, officers, directors, agents, servants, employees, and attorneys-in-fact, and all persons in active concert or participation with them, from violating, directly or indirectly, the provisions of law and rules alleged in this complaint.

III.

        Order that defendant disgorge all ill-gotten gains, including post-judgment interest, resulting from the violations alleged herein.

IV.

        Order defendant to pay civil penalties pursuant to Section 21(d)(3) of the Exchange Act, 15 U.S.C. § 78u(d)(3), and Section 20(d) of the Securities Act, 15 U.S.C. § 77t(d), in an amount to be determined by the Court.

V.

        Grant such other relief as this Court may deem just or appropriate.

Dated: 10/21/04
Respectfully submitted,
/s/ MARY BRADY /s/ SUSIE YUEN
Attorneys for Plaintiff Securities and Exchange Commission 1801 California Street, Suite 1500 Denver, Colorado 80202 Telephone: (303) 844-1000 Facsimile: (303) 844-1068

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  Exhibit 99.2